Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

AleAnna, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.0001 per share	(1)	Other	7,780,483	$4.22	$32,833,638.26	0.0001381	$4,534.33

Total Offering Amounts:						$32,833,638.26		4,534.33
Total Fee Offsets:								0.00
Net Fee Due:								$4,534.33

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Offering Note(s)

(1)	The Registration Statement on Form S-8 (the “Registration Statement”) to which this exhibit relates registers 7,780,483 shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of AleAnna, Inc. (the “Registrant”) issuable under the AleAnna, Inc. 2025 Long-Term Incentive Plan (the “2025 Plan”).

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered under the Registration Statement also includes an indeterminable number of shares of Common Stock as may be issued in connection with stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The price is calculated on the basis of the average of the high and low prices of the Common Stock on September 26, 2025, as reported on The Nasdaq Capital Market.